Exhibit 10.1

Execution Copy

CERTAIN INFORMATION IDENTIFIED WITH THE MARK “(***)” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXCLUSIVE PATENT LICENSE AGREEMENT
BY AND BETWEEN
SANFORD BURNHAM PREBYS MEDICAL DISCOVERY INSTITUTE
AND
CERECOR INC.

TABLE OF CONTENTS

Schedule 1.26    SBP Patent Rights

Schedule 1.27 (***) Patent Rights

EXCLUSIVE PATENT LICENSE AGREEMENT
This Exclusive Patent License Agreement (this “Agreement”) is dated as of June 22, 2021 (the “Effective Date”), by and between Sanford Burnham Prebys Medical Discovery Institute, a California not for profit, public benefit corporation (“SBP”), and Cerecor Inc., a Delaware corporation (“Cerecor”). SBP and Cerecor may be referred to in this Agreement as a “Party” or, collectively, as the “Parties.”
RECITALS
WHEREAS, SBP co-owns and exclusively controls the (***) Patent Rights (as defined in Section 1.27) via a License Agreement between SBP and (***) Inc., a Delaware corporation with an address at (***), effective as of December 10, 2018, as amended by Amendment No. 1 to License Agreement dated March 25, 2021 (the “(***) License Agreement”);
WHEREAS, SBP solely owns and exclusively controls the SBP Patent Rights (as defined in Section 1.26);
WHEREAS, Cerecor desires to receive an exclusive license under the Licensed Patent Rights (as defined in Section 1.14) to develop, make, have made, use, offer for sale, sell and import products covered by one or more of the Licensed Patent Rights, all on the terms and conditions of this Agreement; and
WHEREAS, SBP desires to license to Cerecor the Licensed Patent Rights in a manner that will benefit the public and best facilitate the distribution of useful products and the utilization of new technology, consistent with SBP’s missions and goals, all on the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the various promises and undertakings set forth in this Agreement, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Unless otherwise specifically provided in this Agreement, the following terms shall have the following meanings:
1.1.    “Accounting Standards” means, with respect to a Party, as applicable, (a) United States generally accepted accounting principles as promulgated by the Financial Accounting Standards Board or (b) international financial reporting standards as promulgated by the International Accounting Standards Board, in each case consistently applied.
1.2.    “Affiliate” means, with respect to a Person, any other Person that controls, is controlled by or is under common control with such Person, but only for so long as such control exists. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stock or interests of such Person, or by contract or otherwise.
1.3.    “Biosimilar” means, with respect to a reference brand biologic product and a particular jurisdiction, a biologic product: (a) that is highly similar to such reference brand biologic product notwithstanding minor differences in clinically inactive components; (b) that has no clinically meaningful differences from such reference brand biologic product in terms of safety, purity and potency; and (c) for which a Biosimilar Application is approved by the relevant Governmental Body of such jurisdiction. Notwithstanding anything to the contrary in this Agreement, a “Biosimilar” does not include any biologic product sold under a BLA or approved Biosimilar Application of Cerecor or its Affiliates or Sublicensees or manufactured or produced by or on behalf of Cerecor or its Affiliates or Sublicensees.
1.4.    “Biosimilar Application” means an application for approval to market and sell a product claimed to be biosimilar to or interchangeable with any Product, or otherwise relying on the approval of such Product, in each case in accordance with Laws in the jurisdiction in which the product is sought to be marketed and sold.
1.5.    “BLA” means a Biologics License Application, as defined in the United States Public Health Service Act, as amended, and the regulations promulgated thereunder, as filed with the FDA, or any comparable application filed with a Governmental Body of a country, group of countries or territory other than the United States, to obtain approval to market a Product in such country, group of countries or territory.
1.6.    “Commercially Reasonable Efforts” means the carrying out of activities in a sustained and diligent manner and using efforts and resources that are comparable to the efforts and resources commonly used by a company with similar resources as Cerecor for similar market potential at a similar stage of development or product life, based on conditions then prevailing and taking account of competition, technological relevance or obsolescence, changes in regulatory status and Law and changes in reimbursement rates, policies and procedures.
1.7.    “Confidential Information” means, with respect to a Party (a) non-public information relating to the intellectual property, research, business, operations or products of such Party or any of its Affiliates, including any know-how, that was or is disclosed by such Party to the other Party prior to or during the Term, or that otherwise becomes known to the other Party by virtue of this Agreement and (b) the terms of this Agreement.
1.8.    “FDA” means the United States Food and Drug Administration and any successor or replacement agency.
1.9.    “First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of Product in such country to a Third Party by Cerecor, or any of its Affiliates or Sublicensees.

1.10.    “Governmental Approval” means, with respect to the Product in a country or region, all approvals, licenses, registrations and authorizations of the relevant Governmental Body, if applicable, required for the commercialization of such Product in such country.
1.11.    “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
1.12.    “IND” means Investigational New Drug Application, as defined by the FDA, or its foreign equivalent.
1.13.    “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.
1.14.    “Licensed Patent Rights” means the SBP Patent Rights and the (***) Patent Rights.
1.15.    “Litigation Expenses” means the reasonable out-of-pocket costs, expenses, and fees (including reasonable attorneys’ fees), which a Party incurs as a result of becoming a party to an infringement suit or other action pursuant to Section 5.3, including any and all of the foregoing incurred by such Party in conjunction with the prosecution, adjudication, defense, management and/or settlement of, or joinder to, such suit or other action and any related appeals, remands or other related proceedings.
1.16.    “Net Sales” means the gross amount invoiced or otherwise billed by Cerecor or its Affiliates or Sublicensees (the “Selling Party”) for Sales of Product to a Third Party purchaser from and after the Effective Date, less the following (collectively, “Net Sales Deductions”):
1.16.1    discounts given or accrued on the Product as applicable, including cash, trade and quantity discounts, price reduction or incentive programs (including sales coupons and co-payment programs), retroactive price adjustments with respect to Sales of the Product and charge-back payments;
1.16.2    credits, refunds, returns or allowances allowed, accrued, paid, received or given, including credits, allowances, discounts and rebates to, and chargebacks from the account of customers for nonconforming, damaged, rejected, outdated and returned, withdrawn or recalled Product or on account of retroactive price reductions affecting the Product;
1.16.3    rebates, reimbursements, administrative fees or similar allowances granted or accrued to managed health care organizations, group purchasing organizations or to federal, state and local governments in the Territory or any other organization in connection with the Sales of Products;
1.16.4    freight, postage, shipping and insurance charges allowed, accrued or paid for delivery of the Product to the extent billed as a separate line item by the Selling Party to the Third Party purchaser; and
1.16.5    taxes, duties or other governmental charges imposed on the Sale of Product and actually paid or accrued by the Selling Party (as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the Selling Party), to the extent billed as a separate line item by the Selling Party to the Third Party purchaser;
provided that all of the foregoing shall be calculated in accordance with the Accounting Standards consistently applied during the applicable calculation period by the Selling Party. To the extent that Net Sales Deductions are based on estimates, such estimates will be adjusted to actual on a periodic basis. Notwithstanding the foregoing, the supply of the Product for (i) samples, (ii) charitable donations or compassionate use, or (iii) any clinical study materials used in any clinical study shall not be included within the computation of Net Sales; provided that such supply is provided at or below Cerecor’s cost.
For sake of clarity and avoidance of doubt, the transfer of the Product by a Selling Party to another Affiliate of such Selling Party or to a licensee or sublicensee of such Selling Party for resale shall not be considered a Sale; in such cases, Net Sales shall be determined based on the amount invoiced or otherwise billed by such Affiliate or licensee or sublicensee to an independent Third Party, less the Net Sales Deductions allowed under this Section.
In the event that the Product is commercialized in combination with one or more products which are themselves not a Product for a single price, the Net Sales for such Product shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where “A” is the fair market value of the Product (as reasonably estimated by the Parties in good faith) and “B” is the fair market value of the other product(s) in the combination sale (as reasonably estimated by the Parties in good faith). In the event the Parties do not agree on the value of A or B, either Party shall have the right to submit such matter for dispute resolution pursuant to Section 10.8; provided that in the event such matter is submitted to arbitration in accordance therewith, such arbitration shall be conducted as “baseball” style arbitration.
1.17.    “Patent Rights” means any of the following, whether existing now or in the future anywhere in the world: issued patent claims, including inventor’s certificates, substitutions, extensions, confirmations, reissues, re-examination, renewal or any like governmental grant for protection of inventions (such as supplemental protection certificate), and any pending application for any of the foregoing.
1.18.    “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any Governmental Body.

1.19.    “Phase 1 Study” means a human clinical trial of a Product by Cerecor or any of its Affiliates or Sublicensees with the endpoint of determining initial tolerance, safety or pharmacokinetic information in single dose, single ascending dose, multiple dose or multiple ascending dose regimens, as described in 21 C.F.R. § 312.21(a) (or its successor regulation) or the equivalent thereof in any jurisdiction outside the US.
1.20.    “Phase 2 Study” means a human clinical trial of a Product by Cerecor or any of its Affiliates or Sublicensees, the principal purpose of which is a preliminary determination of safety and efficacy in the target patient population over a range of doses and dose regimens, as described in 21 C.F.R. § 312.21(b) (or its successor regulation) or the equivalent thereof in any jurisdiction outside the US.
1.21.    “Pivotal Trial” means a clinical trial by Cerecor or any of its Affiliates or Sublicensees with endpoints and statistical power that if achieved are reasonably expected to allow Cerecor or any of its Affiliates or Sublicensees to file a BLA for the Product.
1.22.    “Product” means any product (a) the making, use, offer for sale, sale, or import of which would, but for the rights granted under this Agreement, infringe a Valid Claim of any of the Licensed Patent Rights or (b) which includes a HVEM variant with at least one mutation at position 58, 68, 70, or 90.
1.23.    “Qualified Biopharmaceutical Company” shall mean a company that (a) is engaged, as a primary business, in the development and/or commercialization of biologic and/or pharmaceutical products and (b) satisfies at least one of the following criteria during the relevant period described below ending prior to the effective date of the proposed assignment of this Agreement under Section 10.4 or termination of this Agreement in the case of a surviving Sublicensee for the purposes of Section 9.6.5, as applicable: (i) has cash on hand equal to or exceeding $25,000,000, as reflected in such company’s financial statements as of the most recently completed calendar month; (ii) has a market capitalization, as reported by a stock exchange in the United States, Europe, People’s Republic of China, Hong Kong or Japan, or by the NASDAQ equal to or exceeding $100,000,000 for a period of at least the most recent three (3) consecutive months; or (iii) whose revenues from the sales of its products on a consolidated basis for the most recently completed twelve calendar months was in excess of $50,000,000.
1.24.    “Royalty Term” means, with respect to each Product and each country or other jurisdiction in the Territory, the period beginning on the Effective Date and ending on the expiration, invalidation or abandonment of the last of the Licensed Patent Rights that includes a Valid Claim.
1.25.    “Sale” means any transaction for which consideration is received or expected by Cerecor, its Affiliates or Sublicensees for sale, use, lease, transfer or other disposition of the Product to or for the benefit of a Third Party. For clarity, sale, use, lease, transfer or other disposition of the Product by Cerecor or any of its Affiliates or Sublicensees to another of these entities for resale by such entity to a Third Party shall not be deemed a Sale unless such Product is not ultimately resold.

1.26.    “SBP Patent Rights” means (a) the Patent Rights listed in Schedule 1.26, (b) any priority documents to which any of the Patent Rights described in clause (a) claim priority, (c) any continuations (including continuations-in-part solely to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application), continued prosecution applications, substitutions, divisions, extensions and term restorations, registrations, confirmations, reexaminations, renewals or reissues of any of the items described in clauses (a) or (b) including those filed pursuant to Section 5.1, (d) any corresponding foreign Patent Rights to any of the foregoing items described in clauses (a), (b) or (c) and (e) any patents issuing any of the foregoing items described in clauses (a), (b), (c) or (d).
1.27.    “(***) Patent Rights” means (a) the Patent Rights listed in Schedule 1.27, (b) any priority documents to which any of the Patent Rights described in clause (a) claim priority, (c) any continuations (including continuations-in-part solely to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application), continued prosecution applications, substitutions, divisions, extensions and term restorations, registrations, confirmations, reexaminations, renewals or reissues of any of the items described in clauses (a) or (b) including those filed pursuant to Section 5.1, (d) any corresponding foreign Patent Rights to any of the foregoing items described in clauses (a), (b) or (c) and (e) any patents issuing any of the foregoing items described in clauses (a), (b), (c) or (d).
1.28.    “Sublicensee” means a Person to whom a Sublicense is granted pursuant to the terms of Section 2.4.
1.29.    “Sublicense Documents” means any and all agreements, amendments or written understandings entered into with a Sublicensee (including any of its Affiliates) that are directly or indirectly related to a Sublicense.
1.30.    “Sublicense Income” means income received by Cerecor or its Affiliates in consideration for a Sublicense or other agreement providing the right to negotiate or obtain a Sublicense. Sublicense Income includes income received from a Sublicensee in the form of license issue fees, milestone payments and the like but specifically excludes (a) amounts received by Cerecor or any of its Affiliates as payment for the cost of manufacture or supply of any Product, (b) royalties on the sale or distribution of Product, including royalties paid as a percentage of Net Sales, (c) amounts received by Cerecor or any of its Affiliates in connection with achievement of a milestone, up to the amount of any milestone payment made to SBP under Section 4.2 that is triggered by the achievement of the same milestone (so that amounts received by Cerecor or any of its Affiliates that exceed the amount of the milestone payment under Section 4.2 shall be included in “Sublicense Income”), (d) amounts received from the sale of equity securities or debt of Cerecor or any of its Affiliates, (e) payments received for funding research and/or development services pursuant to a written research and/or development agreement between Cerecor (or one of its Affiliates) and Sublicensee and such payments or reimbursements are (i) at fair-market value for the research or development to be performed, (ii) the costs to be reimbursed or paid for are incurred after the effective date of an agreement with the Sublicensee, (iii) Cerecor or its Affiliates is obligated to perform such research and/or development under the agreement with the sublicensee and (iv) such payments are characterized as reimbursement or payment for such costs, as the case may be, in accordance with the Accounting Standards and (f) reimbursements of documented out-of-pocket patent expenses incurred by Cerecor or any of its Affiliates on a pass-through basis for reimbursement of patent prosecution or patent maintenance expenses.
1.31.    “Tax” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Body.
1.32.    “Third Party” means any Person other than SBP, Cerecor or any of their respective Affiliates.
1.33.    “Third Party Royalties” means any royalties Cerecor or any of its Affiliates pays to one or more Third Parties pursuant to one or more licenses to Patent Rights so as to settle or avoid actual or potential infringement of such Patent Rights in the manufacture, use, offer for sale, sale or import of any Product.
1.34.    “United States” or “US” means the United States of America, its territories and possessions.
1.35.    “USD” or “$” means the lawful currency of the United States of America.
1.36.    “Valid Claim” means a claim of (a) an issued and unexpired patent included in the Licensed Patent Rights which claim has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no further appeal can be taken or has been taken within the time allowed for appeal, and has not been abandoned, disclaimed, or admitted to be invalid or unenforceable through reissue or disclaimer; or (b) a pending claim included in Licensed Patent Rights which has not been pending for more than seven (7) years from its filing date; provided that a claim of any pending patent application that is deemed not to be a Valid Claim as a result of the limitation in clause (b) shall thereafter be considered a Valid Claim if such claim subsequently issues in an issued patent.
1.37.    Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section
Agreement	Preamble
Cerecor	Preamble
Development Plan	3.1
Diligence Event	3.3.1
Direct Payment Option	4.12.1
Effective Date	Preamble
Event Explanation	3.3.2
Event Plan	3.3.2
Financial Report	4.7
Infringement Notice	5.3.1
(***)	2.3.3
Milestone	4.3
Milestone Payment	4.3
Negotiation Period	9.6.7
Negotiation Request	9.6.7
Parties	Preamble
Party	Preamble
Patent Challenge	5.4.2
Patent Costs	5.2.1
Patent Counsel	5.1
Patent Termination Notice	5.2.3
Progress Report	3.4.1
Royalty	4.4.1
SBP	Preamble
SBP Indemnitees	8.1.1
SBP Sublicense Income	4.5
Sublicense	2.4.1
Term	9.1

ARTICLE 2
LICENSES AND OTHER RIGHTS
2.1.    Grant of License to Cerecor. Subject to the terms and conditions of this Agreement, SBP hereby grants to Cerecor an exclusive (except as provided in Sections 2.3 and 7.2.6), non-transferable (except as provided in Section 10.4), worldwide, royalty-bearing right and license (with the right to sublicense as provided in, and subject to, the provisions of Section 2.4) under Licensed Patent Rights to make, have made (subject to Section 2.2), use, sell, offer for sale, import and otherwise commercially exploit Products during the Term (the “License”).
2.2.    Affiliates and Contractors. Cerecor may allow its Affiliates and contractors acting on behalf of Cerecor or any of its Affiliates (such as contract manufacturers, contract research organizations and consultants) to exercise rights under this Agreement, and Cerecor may perform some or all of its obligations under this Agreement through Affiliates and such contractors. The agreements between or among Cerecor and its Affiliates and such contractors are not considered Sublicenses for purposes of Section 2.4. Cerecor shall cause its Affiliates and such contractors that are exercising such rights or performing such obligations to comply with Cerecor’s obligations under this Agreement, and Cerecor shall be liable to SBP for any act or omission of an Affiliate or contractor of Cerecor that would be a breach of this Agreement if performed or omitted by Cerecor.
2.3.    Limitations on License. Notwithstanding anything to the contrary in this Agreement:
2.3.1    SBP retains the right under Licensed Patent Rights (a) to conduct teaching, educational and non-commercial, non-clinical research and (b) to conduct non-clinical research collaborations with, and extend such rights to, the following Persons for the purposes of performing such non-clinical research collaborations: not-for-profit, governmental, educational or non-commercial Third Parties.
2.3.2    The rights granted by SBP to Cerecor under this Agreement are subject in all respects to the rights and interests of any Governmental Body including all applicable provisions of any license to the United States Government executed by SBP and any overriding obligations to the United States Government under 35 U.S.C. §§200-212, as amended, and applicable governmental implementing regulations, including that products that result from intellectual property funded by the United States Government that are sold in the United States be substantially manufactured in the United States.
2.3.3     (***) and its Affiliates (collectively, “(***)”) and it sublicensees retain rights under the SBP Patent Rights identified on Schedule 1.26 as within SBP Patent Family Ref. Nos. (***) to exploit certain (***) molecules that are in the clinical stage as of the Effective Date or that commence human clinical testing on or before June 30, 2022.
2.4.    Grant of Sublicense by Cerecor.
2.4.1    SBP grants to Cerecor the right to grant sublicenses, in whole or in part, under the License (each, a “Sublicense”) subject to the terms and conditions of this Agreement and specifically this Section 2.4.
2.4.2    All Sublicenses will be issued in writing and shall include no less than the following terms and conditions:
(a)    reservations of rights in favor of SBP that are equivalent to the reservations of rights set forth in Section 2.3;
(b)    reasonable record keeping, audit and reporting obligations sufficient to enable Cerecor and SBP to reasonably verify the payments due to Cerecor and SBP under such Sublicense and to reasonably monitor such Sublicensee’s progress in developing and/or commercializing Product, provided that such obligations (including reporting and auditing requirements) shall be no less stringent that those provided in this Agreement for Cerecor;
(c)    infringement and enforcement provisions that do not conflict with the restrictions and procedural requirements imposed on Cerecor and do not provide greater rights to Sublicensee with respect to the Licensed Patent Rights than as provided in Sections 5.3 and 5.4;
(d)    covenants by Sublicensee that are equivalent to those made by Cerecor in Section 7.4;
(e)    indemnification in favor of SBP and (***) that is equivalent to the indemnification of SBP Indemnitees by Cerecor under Section 8.1;
(f)    a requirement of obtaining and maintaining insurance by Sublicensee that is equivalent to the insurance requirements of Cerecor under Section 8.2, including coverage under such insurance of SBP as provided in Section 8.2;
(g)    a provision providing that SBP may assume the Sublicense pursuant to Section 9.6.5 if this Agreement is terminated;
(h)    a restriction on use of SBP’s and (***)’s names etc. consistent with Section 10.3;
(i)    a restriction on press releases related to this Agreement and the License consistent with Section 5.7; and
(j)    a requirement that SBP is a third party beneficiary of such Sublicense in respect of the provisions implementing subsections (a) through (h) of this Section 2.4.2, and (***) is third party beneficiary of such Sublicense in respect of the provisions implementing subsections (e), (f), (h) and (i) of this Section 2.4.2.
Should any Sublicense attempted to be granted fail to include all of the terms and conditions set forth in this Section 2.4.2, or is otherwise issued not in accordance with the terms and conditions set forth in this Section 2.4, Cerecor shall promptly attempt to rectify by entering into a new Sublicense Document meeting the necessary requirements. Any Sublicense that does not include all of the terms and conditions set forth in this Section 2.4.2 or which is not issued in accordance with the terms and conditions set forth in this Section 2.4 shall be considered null and void with no further notice from SBP unless and until corrected.
2.4.3    Within thirty (30) days after the execution of a Sublicense Document, Cerecor shall provide a complete and accurate copy of such Sublicense Document to SBP; provided that Cerecor may redact economic terms and terms that are not relevant to SBP’s rights under this Agreement. Following receipt of such Sublicense Document, SBP shall promptly notify Cerecor of any alleged breach of Section 2.4.2.
2.4.4    Cerecor’s granting of a Sublicense shall not relieve Cerecor of any of its obligations under this Agreement. Cerecor shall be liable to SBP for any act or omission of a

Sublicensee of Cerecor that would be a breach of this Agreement if performed or omitted by Cerecor, and Cerecor shall be deemed in breach of this Agreement as a result of such act or omission; provided that SBP’s right to terminate this Agreement as a result of such deemed breach is limited to the right set forth in Section 9.3.2(d).
2.5.    No Implied License. Each Party acknowledges that the rights and licenses granted in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to any know-how, patent or other intellectual property right rights that are not specifically granted in this Agreement are reserved to the owner thereof.
ARTICLE 3
DILIGENCE
3.1.    Development. Cerecor shall use Commercially Reasonable Efforts to develop a Product for Sale in the US, the European Union, Japan and the United Kingdom. Within six months of the Effective Date, Cerecor shall deliver to SBP an initial development plan for the Product setting forth a high-level plan that outlines the material development activities to be conducted with respect to the Product, including those development activities to be conducted over the next five (5) years in order to obtain Governmental Approvals necessary for commercialization of the Product and consistent with the estimated timelines set forth in Section 3.3 (the “Development Plan”).
3.2.    Commercialization. Following receipt of Governmental Approval of a Product in a given country, Cerecor shall use Commercially Reasonable Efforts to commercialize such Product in such country.
3.3.    Diligence Events.
3.3.1    Cerecor will use Commercially Reasonable Efforts to achieve each of the events in the table below (each, a “Diligence Event”) by the date set forth opposite such Diligence Event (each, an “Achievement Date”).

Diligence Event	Achievement Date
(***)	(***)
(***)	(***)
(***)	(***)
(***)	(***)

3.3.2    If Cerecor believes that it will not achieve a Diligence Event by the corresponding Achievement Date, it may notify SBP in writing in advance of the relevant deadline. Cerecor shall include with such notice (a) a reasonably detailed explanation of the reason for such failure (“Event Explanation”) and (b) a reasonably detailed written plan for achieving the Diligence Event and an updated Achievement Date therefor (“Event Plan”).

3.3.3    If Cerecor provides SBP with an Event Explanation and Event Plan pursuant to Section 3.3.2, then:
(a)    if both the Event Explanation and Event Plan are reasonably acceptable to SBP, the Event Plan shall be automatically amended to incorporate the extended Achievement Date and/or amended Diligence Event set forth in the Event Plan; or
(b)    if either or both of the Event Explanation and Event Plan are not reasonably acceptable to SBP, then SBP shall provide notice to Cerecor explaining why the Event Explanation or Event Plan is not acceptable and Cerecor shall have sixty (60) days after receipt of such written notice from SBP to provide SBP with an updated Event Explanation and Event Plan that are reasonably acceptable to SBP. If Cerecor timely provides SBP with an updated Event Explanation and Event Plan that are reasonably acceptable to SBP, the Event Plan shall be automatically amended to incorporate the extended Achievement Date and/or amended Diligence Event set forth in the Event Plan.
3.3.4    If Cerecor fails to timely provide SBP with both an Event Explanation and Event Plan reasonably acceptable to SBP pursuant to Sections 3.3.2 and 3.3.3, then Cerecor shall have until the existing Achievement Date to achieve the applicable Diligence Event. If Cerecor fails to achieve a Diligence Event by the Achievement Date, as may be amended pursuant to Section 3.3.3 or, if Cerecor is no longer using Commercially Reasonable Efforts to do so, then SBP shall have the termination right as set forth in Section 9.3.1.
3.4.    Progress Reports.
3.4.1    No later than March 31, 2022 and by March 31 of each calendar year thereafter until First Commercial Sale of the Product, Cerecor shall submit (via email to (***)) to SBP a progress report for the preceding calendar year (each, a “Progress Report”) covering Cerecor’s (and any of its Affiliates’ and Sublicensees’) activities related to the development of the Product and the obtaining of Governmental Approvals necessary for commercialization of the Product.
3.4.2    Each Progress Report must include a summary of material work completed, key scientific discoveries, summary of material work-in-progress, the status of the Governmental Approval process, market plans for introduction of Products, significant corporate transactions involving the Products, date and time period covered by such report, material development activities to be undertaken by Cerecor or its Affiliates or Sublicensees during the next calendar year, and any material changes required to the Development Plan, and the current schedule for achieving each of the unachieved Diligence Events. SBP shall then provide a confidential copy of said Progress Report to (***).
3.4.3    Cerecor shall report to SBP the date of First Commercial Sale of the Product in the US, the European Union, Japan and the United Kingdom within sixty (60) days of its occurrence.

ARTICLE 4
FINANCIAL PROVISIONS
4.1.    License Issuance Fee. Cerecor shall pay to SBP a one-time license issuance fee of $400,000 within thirty (30) days following the Effective Date.
4.2.    Annual License Maintenance Fee. Beginning on the first anniversary of the Effective Date and each anniversary thereafter until the First Commercial Sale of a Product in any country, Cerecor shall pay to SBP a license maintenance fee of $(***).
4.3.    Milestone Payments. Cerecor shall also pay to SBP the milestone payments provided in the table below (each, a “Milestone Payment”) upon the first achievement of the corresponding milestone in the table below for the Product (each, a “Milestone”). Cerecor shall promptly notify SBP in writing of the achievement of any such Milestone, and Cerecor shall pay SBP in full the corresponding Milestone Payment within sixty (60) days after such Milestone is achieved. For clarity, each Milestone Payment is payable once, and the aggregate Milestone Payments payable under this Section 4.3 is equal to $74,200,000. The Milestone Payments are non-refundable, and are not an advance against royalties due to SBP or any other amounts due to SBP. For the avoidance of doubt, each of the Milestone Payments are one-time payments upon the first achievement of a Milestone.

Milestone	Milestone Payment
(***)	$(***)
(***)	$(***)
(***)	$(***)
(***)	$(***)
(***)	$(***)
(***)	$(***)
(***)	$(***)
(***)	$(***)
(***)	$(***)

4.4.    Royalties.
4.4.1    During the Royalty Term, Cerecor shall also pay to SBP the royalties set forth in the table below (subject to the adjustment set forth in Section 4.4.2) on all Net Sales of Product (“Royalty”).

Aggregate Annual Net Sales of Product	Percent of Net Sales
Portion of the aggregate annual Net Sales less than or equal to $(***)	(***)%
Portion of the aggregate annual Net Sales greater than $(***) but less than or equal to $(***)	(***)%
Portion of the aggregate annual Net Sales greater than $(***)	(***)%

4.4.2    In the event that Cerecor or any of its Affiliates pays Third Party Royalties, then Cerecor may offset fifty percent (50%) of such Third Party Royalties against any royalty payments that become due under this Agreement; provided that in no event shall the royalty payments be reduced pursuant to this Section 4.4.2 by more than fifty percent (50%) in any calendar quarter.
4.4.3    Cerecor must pay Royalties owed to SBP on a calendar quarter basis within two months after the end of each calendar quarter (i.e., paid by Feb. 28, May 31, August 31 and Nov. 30 of each year).
4.5.    Sublicense Income. Cerecor will pay to SBP a percentage of Sublicense Income (such amount, “SBP Sublicense Income”) within two months after the end of each calendar quarter (i.e., paid by Feb. 28, May 31, August 31 and Nov. 30 of each year) as follows:

Timing of Receipt of Sublicense Income	Percentage of Sublicense Income
(***)	(***)%
(***)	(***)%
(***)	(***)%

4.6.    Mode of Payment and Currency. All payments to SBP hereunder must be made in USD to:
ACH Credit: 121000358
Federal Reserve Wire: 026009593
SWIFT Code: BOFAUS3N
Account # (***)
Sanford Burnham Prebys Medical Discovery Institute
Bank of America NA
333 So. Hope St., 13th Floor
Mailcode: CA9-193-13-25
Los Angeles, CA 90071
RE: SBP Ref. No. 21-001 (Cerecor Inc.)

or pursuant to written instructions that SBP may provide to Cerecor from time to time. All Royalties and other payments payable shall be calculated first in the currency of the jurisdiction in which payment was made, and if not in the United States, then converted into USD. The exchange rate for such conversion shall be the average of the rate quoted in The Wall Street Journal, Eastern Edition for the last business day of each month in the calendar quarter for such Royalty or other payment made.
4.7.    Royalty and SBP Sublicense Income Reports. Within two months after the end of each calendar quarter (i.e. Feb. 28, May 31, August 31 and Nov. 30), Cerecor shall deliver to SBP a report (each, a “Financial Report”) setting out all details necessary to calculate the Royalty and SBP Sublicense Income due under this Article 4 for such calendar quarter, including:
4.7.1    Number of each Product Sold by Cerecor, its Affiliates and Sublicensees in each country and the corresponding name of each such Product;
4.7.2    Gross sales and Net Sales of each Product made by Cerecor, its Affiliates and Sublicensees;
4.7.3    Royalties;
4.7.4    Sublicense Income and the calculation of SBP Sublicense Income; and
4.7.5    The method and currency exchange rates (if any) used to calculate the Royalties and SBP Sublicense Income.
4.8.    Late Payments. Any failure by Cerecor to make a payment within thirty (30) days after the date when due shall obligate Cerecor to pay to SBP interest on the overdue amount from the due date and ending on the actual payment date at a rate per annum equal to the United States Prime Rate as published by The Wall Street Journal, Eastern Edition, plus an additional two percent (2.0%), or the highest rate allowed by Law, whichever is lower. The interest rate shall be adjusted with changes to the reference rate published by The Wall Street Journal, Eastern Edition, and interest shall be calculated daily.
4.9.    Accounting. Cerecor shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with the Accounting Standards.
4.10.    Books and Records. Cerecor will keep accurate books and records of the Product developed, manufactured, used or sold and all Sublicenses, collaboration agreements and joint venture agreements entered into by Cerecor that involved Licensed Patent Rights. Cerecor will preserve these books and records for at least six (6) years from the date of the Financial Report to which they pertain.
4.11.    Audits. SBP, at its own cost, through an independent auditor reasonably acceptable to Cerecor (and who has executed an appropriate confidentiality agreement reasonably acceptable to Cerecor that requires the auditor to keep any information learned by it confidential except as needed to report its audit conclusions to SBP), may inspect and audit the relevant records of Cerecor pertaining to the calculation of any Royalties and SBP Sublicense Income due to SBP under this Agreement. Cerecor shall provide such auditors with access to the records during reasonable business hours. Such access need not be given to any such set of records more often than once each year or more than once as to any requested period. SBP shall provide Cerecor with written notice of its election to inspect and audit the records related to the royalty due hereunder not less than thirty (30) days prior to the proposed date of review of Cerecor’s records by SBP’s auditors. Should the auditor find any underpayment of Royalties or SBP Sublicense Income by Cerecor, Cerecor shall promptly pay SBP the amount of such underpayment, and shall reimburse SBP for the cost of the audit, should such underpayment be the lessor of (a) $250,000 or (b) five percent (5%) of the aggregate Royalties and SBP Sublicense Income due during all of the time periods audited. If the auditor finds overpayment by Cerecor, then Cerecor shall have the right to deduct the overpayment from any future royalties due to SBP by Cerecor or, if no such future payments are payable, then SBP shall refund the overpayment to Cerecor within sixty (60) days after SBP receives the audit report. Cerecor may designate competitively sensitive information which such auditor may see and review but which it may not disclose to SBP; provided, however, that such designation shall not restrict the auditor’s investigation or conclusions.
4.12.    Direct Payment to (***).
4.12.1    At Cerecor’s option exercisable on written notice to SBP from time to time, Cerecor may elect to pay directly to (***) (a) the Net Partnering Fees (as defined in the (***) License Agreement) due to (***) in respect of the amounts payable by Cerecor to SBP under this Agreement and/or (b) the amounts due to (***) under Section 8.2.2 of the (***) License Agreement (the “Direct Payment Option”). After electing the Direct Payment Option, Cerecor may then elect to cease direct payment of Net Partnering Fees and/or the amounts due to (***) under Section 8.2.2 of the (***) License Agreement by giving SBP at least thirty (30) days prior written notice of the payment(s) that it will no longer make directly to (***). For the avoidance of doubt, Cerecor may elect the Direct Payment Option as many times as its desires even if Cerecor one or more times previously elected the Direct Payment Option but then elected to cease direct payment to (***).
4.12.2    If and for so long as Cerecor is making direct payments to (***):
(a)     Cerecor shall (i) make the payments it has chosen to pay directly to (***) no later than the applicable due date, (ii) provide to (***) any reports required under the (***) License Agreement in respect of the calculation of such payments, (iii) promptly provide to SBP evidence of such payments and copies of the reports provided to (***) and (iv) pay (***) the interest due under Section 5.2 of the (***) License Agreement on any late payments (if any); and
(b)    when calculating the net amount payable to SBP under this Agreement, all amounts paid by Cerecor directly to (***) under this Section 4.12 (other than interest due under Section 5.2 of the (***) License Agreement) shall be credited against the gross amounts that would have been payable to SBP under this Agreement if such direct payments had not been made.
ARTICLE 5
INTELLECTUAL PROPERTY
5.1.    Patent Filing Prosecution and Maintenance. Licensed Patent Rights will be held in the name of SBP but diligently prosecuted by counsel to Cerecor (“Patent Counsel”) to seek reasonably adequate protection for Products. Provided that Cerecor is current on all obligations to SBP, Cerecor shall control all actions and decisions with respect to the filing, prosecution and maintenance of such Licensed Patent Rights; provided that Cerecor will consider any reasonable comments or suggestions by SBP with respect to the filing, prosecution and maintenance of such Licensed Patent Rights. Cerecor will instruct Patent Counsel to copy SBP on all correspondence related to such Licensed Patent Rights (including all copies of patent applications, office actions, draft responses to office actions, as-filed copies of responses to office actions, requests for terminal disclaimer, and requests for reissue or reexamination of any patent or patent application) and to interact with Cerecor in regards to the preparation, filing, prosecution and maintenance of such Licensed Patent Rights. Cerecor will instruct Patent Counsel to provide SBP with draft applications and responses so that SBP has reasonable time to consider the draft and provide strategy input. Cerecor has the right to take any action to preserve rights whether or not SBP has commented and will not allow any such Licensed Patent Rights to lapse or become abandoned without providing at least thirty (30) days prior written notice to SBP, except for filing of continuations, divisionals, or the like that substitute for the lapsed application. In the event Cerecor wishes to abandon prosecution of any Licensed Patent Rights (including but not limited to, not responding to an outstanding office action, failing to file a continuation application after allowance, or not paying a maintenance fee or annuity in any country), Cerecor shall allow SBP to take over such prosecution if Cerecor so indicates, which prosecution shall remain in the name of SBP. Control of a given SBP Patent Right (including the right to control all actions and decisions with respect to the filing, prosecution and maintenance) will revert to SBP upon termination of this Agreement or upon any decision by Cerecor to terminate or abandon such SBP Patent Right in accordance with Section 5.2.2 or otherwise.
5.2.    Patent Costs.
5.2.1    Within thirty (30) days of the Effective Date and each of the next two anniversaries of such date, Cerecor will reimburse SBP for one third of the SBPs out-of-pocket costs incurred prior to the Effective Date for the filing, prosecution and maintenance of Licensed Patent Rights, including all accrued attorneys’ fees, expenses, official and filing fees (“Patent Costs”). As of the Effective Date, Patent Costs are approximately $472,889.
5.2.2    Cerecor is solely responsible for payment of the fees and costs of its Patent Counsel and the other costs incurred under Section 5.1 in connection with its filing, prosecution and maintenance activities.
5.2.3    Cerecor may terminate its rights in, and obligations with respect to, any or all of the Licensed Patent Rights by providing written notice to SBP (“Patent Termination Notice”). Termination of Cerecor’s rights in and obligation with respect to such Patent Rights will be effective thirty (30) days after receipt of such Patent Termination Notice by SBP. In the event of termination of less than the full Licensed Patent Rights, the non-terminated Licensed Patent Rights remain subject to all terms of this Agreement. SBP will use reasonable efforts to curtail Patent Costs chargeable to Cerecor under this Agreement after the receipt of the Patent Termination Notice is received. SBP may prosecute and maintain the Licensed Patent Rights subject to the Patent Termination Notice at its sole discretion and expense, and such Licensed

Patent Rights will thereafter not be subject to this Agreement, including the License, and Cerecor will have no further rights or license to them.
5.3.    Infringement.
5.3.1    If either Party believes that an infringement by a Third Party with respect to any SBP Patent Right is occurring or may potentially occur, the knowledgeable Party will provide the other Party with (a) written notice of such infringement or potential infringement and (b) evidence of such infringement or potential infringement (the “Infringement Notice”). During the period in which, and in the jurisdiction where, Cerecor has exclusive rights under this Agreement, neither SBP or Cerecor will notify such a Third Party (including the infringer) of infringement or put such Third Party on notice of the existence of Licensed Patent Rights without first obtaining the written consent of the other Party. Both SBP and Cerecor will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.
5.3.2    If infringing activity of potential commercial significance has not been abated within ninety (90) days following the date the Infringement Notice for such activity was provided, then Cerecor may institute suit for patent infringement against the infringer. Prior to commencing any such action, Cerecor shall consult with SBP and shall consider the views of SBP regarding the advisability of the proposed action and potential effects on the public interest. SBP may voluntarily join such suit, subject to Cerecor reimbursing SBP’s Litigation Expenses, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Cerecor’s suit or any judgment rendered in such suit; provided that SBP agrees to be named as a nominal third party plaintiff, as the patentee, if necessary in cases in which it is required in order to sustain standing requirements. Except as set forth in the prior sentence, Cerecor may not join SBP in a suit initiated by Cerecor without SBP’s prior written consent. If in a suit initiated by Cerecor, SBP is involuntarily joined other than by Cerecor, then Cerecor and SBP may choose mutually agreeable co-counsel, and Cerecor will pay the Litigation Expenses incurred by SBP arising out of such suit, including any legal fees of co-counsel; provided that SBP and Cerecor each may engage separate counsel in addition to co-counsel at the engaging Party’s expense. Cerecor shall be free to enter into a settlement, consent judgment or other voluntary disposition, provided that any settlement, consent judgment or other voluntary disposition that (a) limits the scope, validity or enforcement of Licensed Patent Rights or (b) admits fault or wrongdoing on the part of Cerecor or SBP must be approved in advance by SBP in writing. Cerecor’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. SBP shall provide Cerecor notice of its approval or denial within thirty (30) days of any request for such approval by Cerecor, provided that, in the event SBP wishes to deny such approval, such notice shall include a detailed written description of SBP’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition.
5.3.3    If, within one hundred and twenty (120) days following the date the Infringement Notice was provided, infringing activity of potential commercial significance has not been abated and if Cerecor has not brought suit against the infringer, then SBP may at its sole cost and expense, following consultation with and good faith consideration of any Cerecor comments, and only if Cerecor fails to provide a reasonable basis for its decision, institute suit for patent infringement against the infringer. If SBP institutes such suit, then Cerecor may not join such suit without the prior written consent of SBP and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of SBP’s suit or any judgment rendered in such suit. SBP shall be free to enter into a settlement, consent judgment or other voluntary disposition, provided that any settlement, consent judgment or other voluntary disposition that (a) limits the scope, validity or enforcement of Licensed Patent Rights, (b) admits fault or wrongdoing on the part of Cerecor or SBP must be approved in advance by SBP in writing or (c) grants the infringer or any Third Party a license or covenant not to sue under any of the Licensed Patent Rights. SBP’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. Cerecor shall provide SBP notice of its approval or denial within thirty (30) days of any request for such approval by SBP, provided that, in the event Cerecor wishes to deny such approval, such notice shall include a detailed written description of Cerecor’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition.
5.3.4    In the event that any SBP Patent Right is the subject of a Biosimilar Application or the like, Cerecor and SBP will convene to mutually consider options for response. In the event that SBP and Cerecor cannot come to a mutually agreeable response, Cerecor will have unilateral rights to determine how and when respond.
5.3.5    Any recovery or settlement received in connection with any suit for infringement of any of the Licensed Patent Rights will be shared as follows: (i) first, 100% to the Party that filed the infringement suit or other enforcement action up to the total amount of Litigation Expenses incurred by such Party (including prior reimbursements of the other Party’s Litigation Expenses, including any Litigation Expenses of co-counsel); (ii) second, 100% of the remaining balance after payment pursuant to clause (i) to the Party that did not file the infringement suit or other enforcement action up to the total amount of Litigation Expenses incurred by such Party and not already reimbursed by the other Party and (iii) third, the remaining balance after payment pursuant to clauses (i) and (ii) shall be allocated as follows:
(a)    for any suit that is initiated by Cerecor and in which SBP was not a party in the litigation, such portion shall be treated as Sublicense Income with SBP receiving its applicable percentage thereof as set forth in Section 4.5 and Cerecor shall receive the remainder; and
(b)    for any suit that is initiated by Cerecor or SBP and that the other Party joins voluntarily (but only to the extent such voluntary joining is allowed under this Agreement or expressly by the other Party in a separate agreement) or involuntarily, the same percentage as the non-initiating party’s percentage of the total Litigation Expenses incurred by SBP and Cerecor, but in no event shall the non-initiating Party receive less than twenty five percent (25%) of such recovery, while the initiating party shall receive the remainder.
5.4.    Invalidity or Unenforceability Defenses or Actions.

5.4.1    Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensed Patent Rights by a Third Party of which such Party becomes aware.
5.4.2    In the event that a Third Party challenges any of the Licensed Patent Rights, regardless of the name or procedure including, without limitation, opposition, validity challenge, interference, re-examination, reissue, derivation, supplemental examination, post-grant review, inter-parties review, negotiation, claim, declaratory judgment action or counterclaim or affirmative defense in an infringement suit brought under Section 5.3 (each, a “Patent Challenge”), Cerecor shall have the first right, but not the obligation, to (a) defend and prosecute the Patent Challenge in its own name, at its own expense, and on its own behalf; (b) to the extent applicable to the Patent Challenge, ultimately enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and (c) settle the Patent Challenge; provided, however, that SBP shall have the second right, but not the obligation, to take such actions at its own expense and in its own name with respect to a Patent Challenge if Cerecor chooses not to defend and prosecute such Patent Challenge. SBP shall join any such Patent Challenge if necessary to avoid dismissal of the Patent Challenge. In all cases, Cerecor agrees to keep SBP reasonably apprised of the status and progress of the Patent Challenge.
5.4.3    Patent Challenge by Cerecor. If Cerecor or any of its Affiliates brings a Patent Challenge against SBP, or assists others in bringing a Patent Challenge against SBP (except as required under a court order or subpoena), then SBP may within thirty (30) days after Cerecor or its Affiliate files the Patent Challenge immediately terminate this Agreement by giving Cerecor written notice of termination. Alternatively, if SBP does not timely exercise its rights to terminate this Agreement, then as of the date of the filing of the Patent Challenge, the royalty rates and any Sublicense Income rates set forth in Sections 4.4 and 4.5, respectively, shall automatically double. In the event that the Patent Challenge of Cerecor is sustained by the federal district court, the royalty rates and SBP Sublicense Income rates will immediately revert to those set forth in Sections 4.4 and 4.5, but Cerecor will have no right to recoup any Royalties paid during the period of the Patent Challenge. In the event that a Patent Challenge by Cerecor or its Affiliates is unsuccessful and SBP did not timely exercise its right to terminate this Agreement following the filing of the Patent Challenge, then the increased rate of royalty and SBP Sublicense Income payments effected by this Section 5.4.3 shall remain in effect, and Cerecor shall reimburse SBP for all reasonable legal fees and expenses incurred in its defense against the Patent Challenge.
5.4.4    Patent Challenge by Sublicensee. If a Sublicensee brings a Patent Challenge or assists another party in bringing a Patent Challenge (except as required under a court order or subpoena), then SBP may send a written demand to Cerecor to terminate such Sublicense. If Cerecor fails to so terminate such Sublicense within sixty (60) days after Cerecor’s receipt of such written demand, then SBP may immediately terminate this Agreement by giving Cerecor written notice of termination.

5.5.    Patent Marking. Cerecor shall place in a conspicuous location on any Product (or its packaging where appropriate and practicable) made or sold under this Agreement a patent notice in accordance with the Laws concerning the marking of patented articles where such Product is made or sold, as applicable.
5.6.    Confidentiality.
5.6.1    Each Party agrees that, for the Term and for five (5) years thereafter, such Party shall (a) use the same degree of care to maintain the secrecy of the Confidential Information of the other Party that it uses to maintain the secrecy of its Confidential Information of like kind but in no case less than a reasonable degree of care, (b) use the Confidential Information of the other Party only to accomplish the purpose of this Agreement, to exercise its rights under this Agreement or for audit or management purposes and (c) ensure that any Person to whom it discloses Confidential Information of the other Party are bound to it by similar obligations of confidence and to make sure such disclosure is only as required to accomplish the purposes of this Agreement.
5.6.2    Neither Party will have any confidentiality obligations with respect to Confidential Information belonging to the other Party that:
(a)    is or becomes generally available to the public other than as a result of disclosure by the recipient;
(b)    is already known by or in the possession of the recipient on a non-confidential basis at the time of disclosure by the disclosing Party;
(c)    is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information; or
(d)    is obtained by recipient on a non-confidential basis from a Third Party that lawfully obtained it and has not breached any obligations of confidentiality.
5.6.3    A Party may disclose the Confidential Information of the other Party to the extent required by Law or court order; provided, however, that the recipient promptly provides to the disclosing Party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure. In addition, a Party may disclose this Agreement on a confidential basis to current and prospective investors in, lenders to, acquirors or sublicensees of or collaborators with such Party.
5.7.    Press Releases. The Parties acknowledge that one or both Parties may desire to publish one or more press releases relating to this Agreement, the License, and developments made thereto. However, each Party agrees not to issue any press release or other public statement, whether written, electronic, oral or otherwise, disclosing the existence of this Agreement, the terms of this Agreement, or any confidential information relating to this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

Nothing in this Agreement shall prevent Cerecor from issuing a press release relating to a Sublicense, provided that no such press release shall contain or reference (***)’s name except with (***)’s prior written consent. Neither Party will be prevented from complying with any duty of disclosure it may have pursuant to applicable Laws or the rules of any recognized stock exchange so long as the disclosing Party provides the other Party at least ten (10) business days prior written notice to the extent practicable and only discloses information to the extent required by applicable Laws or the rules of any recognized stock exchange.
5.8.    Publications. During the Term, Cerecor shall submit to (***) for review and approval any proposed academic, scientific or medical publication or public presentation that contains (***)’s Confidential Information. Such review and approval will be conducted for the purposes of preserving the value of the (***) Patent Rights and determining whether any portion of the proposed publication or presentation containing (***)’s Confidential Information should be modified or deleted. Written copies of such proposed publication or presentation required to be submitted hereunder shall be submitted to (***) no later than forty-five (45) days before submission for publication or presentation (the “Review Period”). SBP shall require (***) to provide its comments with respect to such publications and presentations within thirty (30) days of its receipt of such written copy. Cerecor will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 5.8, including International Committee of Medical Journal Editors standards regarding authorship and contributions.
ARTICLE 6
(***) LICENSE AGREEMENT
6.1.    Covenants. SBP shall:
6.1.1    use Commercially Reasonable Efforts to fulfill its obligations under the (***) License Agreement;
6.1.2    not modify or amend the (***) License Agreement except with Cerecor’s prior written consent, such consent not to be unreasonably withheld;
6.1.3    not terminate the (***) License Agreement in whole or in part without Cerecor’s prior written consent; and
6.1.4    furnish Cerecor with copies of all notices received by SBP under the (***) License Agreement within five (5) days after SBP’s receipt thereof and, if such notice relates to any alleged breach or default by SBP or any of its affiliates or sublicensees and SBP cannot or chooses not to cure or otherwise resolve any such alleged breach or default, SBP will so notify Cerecor within five (5) days after determining that it cannot or chooses not to cure.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES
7.1.    Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:
7.1.1    such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;
7.1.2    such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;
7.1.3    this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and by general equitable principles; and
7.1.4    such Party has all right, power and authority to enter into this Agreement and to perform its obligations under this Agreement.
7.2.    SBP Representations and Warranties. SBP represents and warrants that:
7.2.1    the SBP Patent Rights are solely owned by SBP and the (***) Patent Rights are jointly owned by (***) and SBP;
7.2.2    SBP has the right to grant the licenses set forth in this Agreement;
7.2.3    the (***) License Agreement is in full force and effect, and there are no other agreements, written or oral, between SBP and/or any of its Affiliates and (***) and/or any of its Affiliates concerning any of the Licensed Patent Rights (other than agreements that have been terminated, expired or superseded);
7.2.4    neither SBP nor, to SBP’s knowledge, (***) is in material breach of any of their respective obligations under the (***) License Agreement;
7.2.5    SBP’s entry into and performance of this Agreement and the rights granted by SBP under this Agreement do not violate or conflict with the (***) License Agreement or any other agreement between SBP and any Third Party including (***) and its sublicensees; and
7.2.6    except for (a) potential rights of the United States Government including under 35 U.S.C. §§200-212, as amended, (b) the (***) Patent Rights which are jointly owned by SBP and (***) and subject to the (***) License Agreement and (c) a non-exclusive license under the SBP Patent Rights identified on Schedule 1.26 as within SBP Patent Family Ref. Nos. (***) granted in favor of (***) in respect of certain molecules of (***) that are clinical stage as of the Effective Date or that commence human clinical testing on or before June 30, 2022, the Licensed Patent Rights are not subject to the rights of any Third Party.

7.3.    Disclaimer of Representations and Warranties.
7.3.1    Other than the representations and warranties provided in Sections 7.1 and 7.2 above, SBP MAKES NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND EXPLICITLY DISCLAIMS ANY REPRESENTATION AND WARRANTY, INCLUDING WITH RESPECT TO ANY ACCURACY, COMPLETENESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, VALIDITY OR NON-INFRINGEMENT OF ANY OF THE LICENSED PATENT RIGHTS. CERECOR ACCEPTS THE LICENSED PATENT RIGHTS “AS IS” AND SBP DOES NOT OFFER ANY GUARANTEE OF ANY KIND.
7.3.2    Furthermore, nothing in this Agreement will be construed as:
(a)    a representation or warranty by SBP as to the validity or scope of any SBP Patent Right;
(b)    a representation or warranty that anything made, used, sold or otherwise disposed of under the License is or will be free from infringement of patents, copyrights, trademarks or any other forms of intellectual property rights or tangible property rights of Third Parties; or
(c)    except as set forth in Section 5.3 and 5.4, obligating SBP to bring or prosecute actions or suits against Third Parties for patent, copyright or trademark infringement.
7.4.    Covenants of Cerecor. Cerecor will comply with all Laws that apply to its activities or obligations under this Agreement. For example, Cerecor will comply with applicable United States export Laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Cerecor that Cerecor will not export data or commodities to certain foreign countries without prior approval of the agency.
ARTICLE 8
INDEMNIFICATION; INSURANCE AND LIMITATION OF LIABILITY
8.1.    Indemnification by Cerecor.
8.1.1    Cerecor shall indemnify SBP and (***) and their respective current and former directors, governing board members, trustees, officers, faculty, students, fellows, employees, consultants, contractors and agents and their respective successors, heirs and assigns (the “SBP Indemnitees”) from and against any and all liability, damage, loss, demands, cost or expense (including reasonable attorneys’ fees), including bodily injury, risk of bodily injury, death and property damage to the extent arising out of Third Party claims, demands, actions and proceedings related to (a) Cerecor or its Affiliates or Sublicensees or their respective customers’ activities related to the Product or Licensed Patent Rights, (b) the development, design, testing, use, manufacture, packaging, promotion, import, export, distribution, lease, sale or other disposition of any Product (including any product liability claim) by Cerecor or its Affiliates or

Sublicensees, (c) any claim by a Third Party that the composition, manufacture, use, sale or other disposition of any Product by Cerecor or its Affiliates or Sublicensees infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such Third Party, (d) Cerecor’s negligence, willful misconduct, recklessness or wrongful intentional acts or omissions or (e) any material breach of any obligation, representation or warranty of Cerecor hereunder; provided that Cerecor’s obligations pursuant to this Section 8.1 shall not apply to the extent such claims or suits result from the gross negligence or willful misconduct of any SBP Indemnitee.
8.1.2    SBP shall: (a) promptly notify Cerecor as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; provided that any failure to provide such prompt notice shall not relieve Cerecor of any of its obligations hereunder except and only to the extent Cerecor is materially prejudiced thereby; (b) reasonably cooperate, and cause the individual SBP Indemnitees to reasonably cooperate, with Cerecor in the defense, settlement or compromise of such claim or suit; and (c) permit Cerecor to control the investigation, defense, settlement or compromise of such claim or suit, including the right to select defense counsel reasonably acceptable to SBP. In no event, however, may Cerecor compromise or settle any claim or suit in a manner which (i) admits fault or negligence on the part of any SBP Indemnitee, (ii) materially adversely impacts such SBP Indemnitee’s rights or obligations or (iii) commits such SBP Indemnitee to take, or forbear to take, any action, without the prior written consent of such SBP Indemnitee. Each SBP Indemnitee has the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense. Cerecor shall have no liability for any settlement entered into by any SBP Indemnitee without Cerecor’s prior written consent.
8.2.    Insurance.
8.2.1    Cerecor, at its sole cost and expense, must insure its activities in connection with the work under this Agreement and obtain, and keep in force and maintain Commercial Form General Liability Insurance (contractual liability included) with limits as follows:
(a)    Each occurrence    $1,000,000
(b)    General aggregate    $2,000,000
Prior to the commencement of clinical trials, if applicable, involving the Product:

(c)    Clinical Trial coverage    $2,000,000
Prior to the First Commercial Sale of the Product:

(d)    Product Liability    $5,000,000
8.2.2    The above insurance limits may be satisfied with a combination of a primary and umbrella policies. If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement or Cerecor will purchase an extended reporting privilege covering the same period. All such insurance shall be written by insurance companies with a minimum A- AM Best rating.
8.2.3    Cerecor shall provide certificates of insurance to SBP and (***) from time to time evidencing the above insurance and stating that (a) the insurer will provide thirty (30) day advance written notice to the certificate holder of any modification, termination or cancellation and (b) SBP and (***) and its Affiliates is an additional insured with respect to the coverages in Section 8.2.1. Cerecor shall require the issuers of the above insurance to waive subrogation against SBP and (***) and its Affiliates. All such insurance shall be primary and non-contributing with respect to any similar insurance policies available to SBP or (***) or its Affiliates.
8.3.    LIMITATION OF LIABILITY. EXCEPT TO THE EXTENT INCLUDED IN LOSSES TO WHICH CERECOR’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8.1 APPLY, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF.
ARTICLE 9
TERM AND TERMINATION
9.1.    Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated sooner as provided below, shall continue in full force and effect until the expiration of the Royalty Term. Upon expiration of the Term, the licenses granted to Cerecor under Section 2.1 shall automatically become non-exclusive, perpetual, irrevocable, fully paid-up and royalty-free.
9.2.    Termination by Cerecor.
9.2.1    At any time during the Term, Cerecor may, at its convenience, terminate this Agreement upon providing at least ninety (90) days prior written notice to SBP of such intention to terminate. Such written notice shall contain an explanation of Cerecor’s rationale for termination, and Cerecor shall pay, in accordance with this Agreement, all amounts due as of the effective date of termination including Patent Costs incurred up to the effective date of such termination.
9.2.2    If SBP materially breaches any of its material obligations under this Agreement, Cerecor may give to SBP a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement. If such breach is not cured within thirty (30) days of such notice, such termination shall become effective upon a notice of termination by Cerecor thereafter.
9.3.    Termination by SBP for Cause.

9.3.1    Termination for Breach of Diligence Obligations. If Cerecor fails to fulfill its obligations under Section 3.1 or 3.3 (including the failure to use Commercially Reasonable Efforts to achieve any Diligence Event by the corresponding Achievement Date, as may be amended pursuant to Section 3.3.3), then SBP may provide written notice to Cerecor of such failure. If Cerecor fails to address such failure to the reasonable satisfaction of SBP within three (3) months of receiving such written notice, SBP may, upon written notice to Cerecor, terminate this Agreement.
9.3.2    Termination for Other Material Breach. If Cerecor materially breaches any of its material obligations under this Agreement other than those covered in Section 9.3.1, SBP may give to Cerecor a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement. If such breach is not cured within thirty (30) days of such notice, such termination shall become effective upon a notice of termination by SBP thereafter. For clarity, such breach of a material obligation includes:
(a)    failure to deliver to SBP any payment at the time or times that such payment is due to SBP under this Agreement;
(b)    failure to provide reports as set forth in Sections 3.4.1 and 4.7;
(c)    failure to possess and maintain insurance as set forth in Section 8.2; or
(d)    failure to terminate a Sublicense upon written request of SBP where Sublicensee is in breach of the obligations on it pursuant to Section 2.4.2(f) and fails to cure such breach within thirty (30) days of being notified of such breach.
9.4.    Termination for Cerecor’s Insolvency. This Agreement terminates immediately without an obligation of notice of termination to Cerecor in the event the Cerecor ceases conducting business in the normal course, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets or avails itself or becomes subject to any voluntary liquidation proceeding under any Laws relating to insolvency or the protection of rights of creditors.
9.5.    Termination Disputes. If a Party gives notice of default or termination under Section 9.3 and the other Party disagrees with the Party’s assertion of default or right to terminate the Agreement, then the Agreement shall remain in full force and effect until the dispute is finally resolved pursuant to Section 10.8. All cure periods shall be tolled during the dispute resolution process, and if, as a result of the dispute resolution process, it is determined that the Party was entitled to give the notice of default or termination, then the other Party shall be entitled to the remainder of the relevant cure period and termination shall not become effective if the relevant default or other matter is not cured during such remaining cure period. On the other hand, if as a result of the dispute resolution process, it is determined that the Party was not entitled to give the notice of default or termination, then the notice shall be rendered null and void.
9.6.    Effects of Termination.

9.6.1    Notwithstanding the termination or expiration of this Agreement, the following provisions shall survive termination or expiration: Article 1, Section 4.1, Sections 4.8 - 4.11, Section 5.2.1, 5.2.2 and 5.6, Article 6, Article 8, Sections 9.1 and 9.6, and Article 10.
9.6.2    Upon the effective date of termination of this Agreement but subject to Section 9.6.6, all rights and licenses granted by SBP hereunder shall terminate. In connection with exercising rights under Section 9.6.6 or if Cerecor violates this Section 9.6.2 and continues such activities, in addition to all other remedies available to SBP under Law or this Agreement, Sections 4.2, 4.4, 4.5, 4.6 and 4.7 shall also survive termination of this Agreement and Cerecor shall continue to pay all Milestone Payments and Royalties applicable to such ongoing activities following termination.
9.6.3    Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party either, with respect to Confidential Information to which such first Party does not retain rights under the surviving provisions of this Agreement: (a) as soon as reasonably practicable, destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) as soon as reasonably practicable, deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, that the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by Law, or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.
9.6.4    Termination of this Agreement shall not relieve the Parties of any obligation or liability that, at the time of termination, has already accrued hereunder, or which is attributable to a period prior to the effective date of such termination. Termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any continuing obligation.
9.6.5    If this Agreement is terminated for any reason, all outstanding Sublicenses to Qualified Biopharmaceutical Companies (including all Sublicense Documents for each Sublicense) not in default will, in SBP’s sole discretion either (a) be assigned by Cerecor to SBP or (b) continue in full force and effect. Any Sublicense with a Sublicensee who is not a Qualified Biopharmaceutical Company shall survive at SBP’s sole option. Each assigned Sublicense will remain in full force and effect with SBP as the licensor instead of Cerecor, but the duties and obligations of SBP under the assigned Sublicenses will not be greater than the duties of SBP under this Agreement, and the rights of SBP under the assigned Sublicenses will not be less than the rights of SBP under this Agreement, including all financial consideration and other rights of SBP.

9.6.6    If this Agreement is terminated for any reason, then Cerecor shall have the right to dispose of all previously made or partially made Products within a period of one hundred and eighty (180) days following the effective date of any such termination; provided, however, that the sale of such Products shall be subject to the terms of this Agreement including the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon.
9.6.7    In the event this Agreement is terminated by Cerecor pursuant to Section 9.2.1 or by SBP pursuant to 9.3 or 9.4, on written request from SBP (the “Negotiation Request”), Cerecor will exclusively negotiate in good faith with SBP or a Third Party designated by SBP (such as a prospective licensee of SBP) for one or more agreements under which SBP and/or such Third Party will acquire a license to and/or, at Cerecor’s option, ownership of one or more of, all Patent Rights, know-how, regulatory materials (including any IND and/or BLA covering any Product) and development contracts owned by Cerecor and/or any of its Affiliates or that Cerecor and/or any of its Affiliates has the right to license, in each case necessary for SBP or such Third Party to make, have made (subject to Section 2.2), use, sell, offer for sale, import and otherwise commercially exploit Products described in clause (a) of the definition of Product, in return for mutually agreed consideration payable to Cerecor and/or its Affiliates. If a definitive agreement for such a license and/or acquisition is not executed and delivered by Cerecor, on the one hand, and SBP or such Third Party, on the other hand, within ninety (90) days after the date of the Negotiation Request (the “Negotiation Period”), Cerecor shall have no further obligation under this Section 9.6.7. For the avoidance of doubt, this Section 9.6.7 does not obligate Cerecor to maintain any of the assets that could be licensed to or acquired by SBP or its Third Party designee or refrain from licensing and/or selling any or all of such assets, either before its receipt of the Negotiation Request or after the Negotiation Period.
ARTICLE 10
ADDITIONAL PROVISIONS
10.1.    Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. The Parties are independent contractors and at no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.
10.2.    Third Party Beneficiary. The Parties agree that each Sublicensee is a third party beneficiary of this Agreement with respect to Section 9.6.5. (***) is a third party beneficiary of this Agreement with respect to Sections 5.7, 8.1, 8.2 and 10.3 in relation to the (***) Patent Rights. Except as set forth in this Section 10.2, there are no third party beneficiaries to this Agreement.
10.3.    Use of Names. Cerecor, its Affiliates and Sublicensees may not use the trade name, logo, insignia, symbol, designs, seal, trademark, service mark, or trade dress of (***), SBP or any SBP school, organization, employee, student or representative, without the prior written consent of (***) or SBP, as the case may be. Notwithstanding the foregoing, Cerecor may use the name of (***) and SBP in a non-misleading and factual manner solely in (a) executive summaries, business plans, offering memoranda and other similar documents used by Cerecor for the purpose of raising financing for the operations of Cerecor as related to Product, or entering into commercial contracts with Third Parties, but in such case only to the extent necessary to inform a reader that the (***) Patent Rights are jointly owned by (***) and SBP and have been licensed by Cerecor and the SBP Patent Rights are owned by SBP and have been licensed by Cerecor and to inform a reader of the identity and published credentials of the inventors, and (b) any securities reports required to be filed with the Securities and Exchange Commission.
10.4.    Successors and Assignment.
10.4.1    The terms and provisions hereof shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.
10.4.2    Cerecor may not assign or transfer this Agreement or any of Cerecor’s rights or obligations created hereunder without the prior written consent of SBP and (***), such consents not to be unreasonably withheld. Notwithstanding the foregoing, no such consent shall be required in connection with an assignment or transfer to an Affiliate of Cerecor or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of all or substantially all the business of Cerecor to which this Agreement relates, provided that such successor is a Qualified Biopharmaceutical Company. Any successor that is not a Qualified Biopharmaceutical Company shall require the express written consent of SBP, not to be unreasonably withheld. Any permitted assignee shall assume all obligations of Cerecor under this Agreement and shall provide SBP with an updated Development Plan within sixty (60) days of the assignment. Cerecor shall notify SBP within ten (10) days of any assignment of this Agreement by Cerecor to an Affiliate.
10.4.3    Any assignment not in accordance with this Section 10.4 shall be void.
10.5.    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
10.6.    Entire Agreement of the Parties; Amendments. This Agreement and the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.
10.7.    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, excluding application of any conflict of laws principles that would require application of the law of a jurisdiction outside of the State of California.
10.8.    Dispute Resolution. With respect to any disputes between the Parties, either Party may by written notice refer the dispute to the Chief Executive Officers (or their respective designees) of the Parties to be resolved by negotiation in good faith as soon as is practicable but in no event later than fifteen (15) days after referral. Such resolution, if any, by the Chief Executive Officers (or their respective designees) will be final and binding on the Parties. If the Chief Executive Officers (or their respective designees) are unable to resolve such dispute within such fifteen (15)

day period, then the Parties shall seek to resolve the dispute via non-binding mediation before a single arbitrator under the auspices JAMS, Inc. If the Parties are unable to resolve the dispute within sixty (60) days after the appointment of the arbitrator, then each Party may seek to resolve the dispute in any court of competent jurisdiction.
10.9.    Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and directed to a Party at its address or e-mail as shown below or such other address or e-mail as such Party shall have last given by notice to the other Party. A notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via courier, one (1) business day after deposit with the courier service; or if sent via e-mail, upon receipt of confirmation of transmission provided that a confirming copy of such notice is sent by certified mail, postage prepaid, return receipt requested.

For SBP	with copies to (which shall not constitute notice):

Sanford Burnham Prebys Medical Discovery Institute 10901 North Torrey Pines Road La Jolla, CA 92037 Attention: Intellectual Property Email: (***)	Email: (***)

For Cerecor:	with copies to (which shall not constitute notice):

Cerecor Inc. 1500 Liberty Ridge Drive, Suite 321 Wayne, PA 19087 Attention: Chief Executive Officer	Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square 18th & Arch Streets Philadelphia, PA 19103 Attention: Brian M. Katz, Esquire

10.10.    Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.
10.11.    Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The

Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.
10.12.    Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references in this Agreement to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided in this Agreement, all terms of an accounting or financial nature shall be construed in accordance with the Accounting Standards, as in effect from time to time. Unless the context otherwise requires, countries shall include territories. References to any specific Law or article, section or other division thereof, shall be deemed to include the then-current amendments or any replacement Law thereto.
10.13.    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.
(signature page follows)

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

SANFORD BURNHAM PREBYS MEDICAL DISCOVERY INSTITUTE	CERECOR INC.

By: /s/ Louis R. Coffman	By: /s/ Michael Cola
Name: Louis R. Coffman	Name: Michael Cola
Title: CAO/CFO	Title: Chief Executive Officer

Signature Page to Exclusive Patent License Agreement

SCHEDULE 1.26
SBP PATENT RIGHTS

SBP Ref. No.	Wilson’s Ref. No.	Title	Application No.	Filing Date	Status	Patent No.
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SCHEDULE 1.27
(***) PATENT RIGHTS

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